Exhibit 99.1

Colony Bankcorp, Inc. Recognized in State’s Top 100 List

FITZGERALD, GA., May 23, 2006 — Colony Bankcorp, Inc. (Nasdaq National Market: CBAN) was recently recognized as one of Georgia’s top-performing companies when The Atlanta Journal-Constitution announced its annual ranking of public companies based in Georgia. The thirteenth annual list, based on fiscal 2005 data, ranked Colony Bankcorp, Inc. 79th on the list. This is the seventh consecutive year that Colony has been recognized.

Companies were ranked by five weighted variables; revenue, return on equity, year-over-year revenue change, change in profit margin and total return on investment (share price plus reinvested dividends for 2005). The scores of the five variables were averaged for a final score to determine the final ranking. The figures were compiled and processed by PricewaterhouseCoopers, LLP.

Colony Bankcorp, Inc. is a multi-bank holding company headquartered in Fitzgerald, Georgia, that consists of the following subsidiaries: Colony Bank of Fitzgerald, Colony Bank Wilcox, Colony Bank Ashburn, Colony Bank of Dodge County, Colony Bank Worth, Colony Bank Southeast, Colony Bank Quitman, FSB, and Colony Management Services. The Company conducts a general full service commercial, consumer and mortgage banking business through twenty-nine offices located in the middle and south Georgia cities of Fitzgerald, Warner Robins, Ashburn, Leesburg, Cordele, Albany, Thomaston, Columbus, Sylvester, Tifton, Moultrie, Douglas, Broxton, Savannah, Eastman, Chester, Soperton, Quitman and Valdosta, Georgia.

Colony Bankcorp, Inc. Common Stock is quoted on the Nasdaq National Market under the symbol “CBAN.”

Contact:	Terry Hester, Chief Financial Officer
229-426-6002